Exhibit 99.2

CSW Industrials, Inc. – Second Quarter 2017 Earnings Call, November 11, 2016

C O R P O R A T E   P A R T I C I P A N T S

Thomas Cook, Investor Relations

Joseph Armes, Chairman and Chief Executive Officer

Greggory Branning, Executive Vice President & Chief Financial Officer

Christopher Mudd, President and Chief Operating Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jon Tanwanteng, CJS Securities

Liam Burke, Wunderlich Securities

P R E S E N T A T I O N

Operator:

Greetings and welcome to CSW Industrials’ Second Quarter 2017 Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Tom Cook. Thank you. Please go ahead.

Thomas Cook:

Thank you, Operator. Good morning everyone and welcome to CSW Industrials’ fiscal second quarter investor call. Joining me today are Joseph Armes, Chief Executive Officer of CSW Industrials, Gregg Branning, Chief Financial Officer, and Christopher Mudd, Chief Operating Officer.

If you have not received the earnings release, it is available on our website at www.cswindustrials.com.

This call is being recorded. A replay for this call will be available. Details on how to access the replay are in the earnings release.

During this call, we will be making forward-looking statements. These statements are based on current expectations and assumptions that are subject to various risks and uncertainties. Actual results could materially differ due to the factors discussed in today’s earnings release and the comments made during this call and in the Risk Factors section of our Annual Report on Form 10-K and other filings with the SEC. We do not undertake any duty to update any forward-looking statements.

This call will also include an analysis of adjusted operating income and adjusted operating margin, which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to and not a substitute for operating income, operating margins or net income computed in accordance with GAAP. For a more complete discussion of adjusted operating income, operating margin, net income and earnings per share, see our earnings release.

With that, I’d like to now turn the call over to our Chairman and Chief Executive Officer, Joe Armes.

Joseph Armes:

Thank you, Tom. Good morning, everyone. Thank you for joining us on the call today. Our performance in the fiscal second quarter reflected three dominant trends affecting our business. First, strong organic sales exhibiting above market growth for products serving the HVAC, plumbing and architecturally-specified building products and markets; second, a continuation of weak demand for products serving commodity and rail end markets; and third, a reduction in operating costs from our restructuring and integration efforts as we work to position our Company for long-term growth and profitability.

Putting this all together, before taking into account higher independent public company costs which were not included in our prior year comparable, our segment level adjusted operating income was relatively flat with the prior year despite lower sales. Including independent public company costs, our adjusted operating income was $11.5 million compared with $14.1 million in 2016

In our Industrial Products segment, sales were up 15.7% compared to the prior year, driven by strong demand for our HVAC, plumbing and architecturally-specified building products. HVAC end market sales continue to exhibit strong growth year-over-year as we remain focused on innovative, high demand products such as ductless mini-split accessories, refrigerant locking caps and condensate cutoff switches. As a point of reference, our net sales of HVAC products through the first half of fiscal 2017 have already surpassed our total net sales of HVAC products in fiscal 2014. HVAC continues to be our largest and fastest growing end market. Industrial Products segment growth has also been bolstered by the success of our large smoke containment curtain as we are seeing the benefits of the R&D investment we made in the past three years. Chris will discuss this in more detail later during our call.

Turning to our Coatings, Sealants and Adhesives segment, similar to last quarter, declines in railcar production negatively impacted our segment level operating results. This led to an 18% decline in segment revenue and a corresponding 45% decline in our segment level adjusted operating income. We are working diligently to right-size our cost structure commensurate with current demand by reducing segment level costs and rationalizing our manufacturing footprint. However, we are also focused on the long term and we’ve made solid progress towards diversifying our end market to drive top-line growth. On our last quarterly call, we announced segment restructuring plans and we remain on track to provide annual savings of approximately $2.5 million to $3 million by the end of fiscal 2017. During the quarter, we began implementing a plan to discontinue production in our Syracuse facility by the end of the fiscal year.

In our Specialty Chemicals segment, I’m pleased to report that during the quarter we completed our capital investment to move production from Jet-Lube Houston to our Rockwall, Texas production facility. All Jet-Lube production in the quarter took place in Rockwall, which at the onset, experienced some production challenges as our Team adjusted to a new production facility. This resulted in approximately $1.5 million of reduced volume in the quarter thus growing our backlog, but we expect to recapture this volume during the balance of the year. The benefits of restructuring were evident in our segment financials during the quarter as our adjusted operating income improved 9% year-over-year, despite a 23% decrease in segment level revenue resulting from weaker end market demand and production challenges.

Putting the balance of the year in context, the volume in energy related end market appears to be stabilizing. We expect to benefit from the recapture of lost volume in the balance of the year and our costs become more relevant beginning of the third quarter as we lap the sharp decline in drilling activity in the prior year.

Next, I would like to provide some details by end market. Beginning with commercial and residential construction, we continue to benefit from positive market activity. As I noted, this has been supported by strong demand for our architecturally-specified building products. We expect this level of activity to continue in the second half of our fiscal year. Our focus in these end markets is to leverage our market position, continue to drive above market organic growth, expand margins for our procurement program and pursue complementary bolt-on acquisitions that leverage our distribution network and expertise.

In our energy-related end markets, oil prices have stabilized somewhat and market activity appears to be normalizing, although at a lower level. We are not anticipating a significant uptick from these volumes and we have taken appropriate restructuring actions to improve our profitability in these end markets. As I mentioned earlier, in addition to the movement of all Jet-Lube Houston production to our Rockwall facility, we are also in the process of moving the Jet-Lube Canada production to Rockwall. In total, we estimate these actions will capture a total of $5.5 million in annual savings and we have already achieved approximately $1.4 million of those savings in the first half of fiscal 2017. We anticipate the second half of fiscal 2017 will deliver another $1.5 million to $2 million of savings with the balance of the savings being achieved in fiscal 2018, fielding the full run rate savings. In addition, we have recently decided to discontinue manufacturing at our UK facility by the end of fiscal 2017. While it is too early to estimate an exact cost savings target, we are confident that there will be incremental savings from this closure.

In rail end markets, we are exposed to two distinct cycles for separate products. In our Coatings, Sealants and Adhesives segment, our rail exposure comes from coatings for OEM production of new railcars. This production volume has come under substantial pressure in the past several quarters, mostly driven by indirect effects of lower commodity prices. Through the end of the second fiscal quarter, our sequential volume is approximately flat but marks a significant decline year-over-year. Similar to the oil markets, we believe that market conditions are normalizing but we do not expect any meaningful improvement in the short term. Our second rail exposure comes from track lubricant in our Specialty Chemicals segment with volume primarily dependent on track volume. This end market has also been under pressure from indirect exposure to lower commodity prices and was stable compared to the prior quarter, but down year-over-year. Looking to the balance of the year, our channel checks do not suggest any further deterioration in volume but we do expect lower volumes to persist in the near term.

Before turning the call over to Gregg, I’d like to touch on the M&A market and our overall capital allocation strategy. We complete the spinoff from Capital Southwest just over a year ago and commenced operations as a public company with minimal debt and flexibility to fund our acquisitions strategy. In recent quarters, we have remained very disciplined regarding M&A, being conscious of elevated valuations. This has caused us to consider alternate uses of cash, and in the first half of fiscal 2017, we paid down approximately $17 million in debt.

In addition, this morning, we announced the Bboard has authorized a $35 million share repurchase program to be completed over the next two years. This action reflects our commitment to disciplined capital allocation and provides an additional mechanism to create value for our shareholders. The strength of our balance sheet allows us the opportunity to add this element to our capital allocation alternative without precluding other activities such as accretive bolt-on acquisitions.

Overall, we’re pleased with the progress we continue to make as we position ourselves for growth and profitability. Looking back a couple of quarters ago, we were in the process of integrating six private companies into one larger public company. I believe that we’ve made tremendous progress in this but we are still not there yet.

Despite a challenging environment in several of our end markets, we continue to enhance and grow our customer relationships and leverage our capability as a combined company.

With that, I’ll turn the call over to Gregg Branning for a closer look at the numbers.

Greggory Branning:

Thank you, Joe, and good morning, everyone. As Joe mentioned, our consolidated revenue was impacted by two discrete trends, including above market demand for our construction-related products which was more than offset by a reduction in demand for our products serving commodity-related activity. Consequently, our consolidated fiscal second quarter revenue decreased 4.3% to $80.1 million compared to the prior year of $83.7 million.

Lower sales in the quarter were primarily attributable to decreased volumes in our Coatings, Sealants and Adhesives and Specialty Chemicals business segments, specifically within the energy and rail end markets. This was partially offset by higher volumes in HVAC and architecturally-specified building product end markets and incremental revenue from acquisitions completed in the past 12 months.

Looking at our segment level revenue and operating income, Industrial Products segment revenue increased 15.7% during the quarter to $41.9 million, compared to the prior year of $36.2 million. The increase in revenue was the result of higher sales volumes and favorable pricing trends. Industrial Products segment operating income was $9.9 million compared to the prior year of $11.7 million, as the prior year included a one-time pension curtailment gain of $3.2 million that did not recur in the current period. Industrial Products segment adjusted operating income was $9.9 million compared to the prior year of $8.5 million. Segment adjusted operating margin improved 20 basis points to 23.7% during the period.

In our Coatings, Sealants and Adhesives segment, the revenue decreased to $23.0 million compared to the prior year of $28.0 million. Lower sales were mainly attributable to decreased sales volumes in the rail markets, partially offset by increased net revenues attributable to acquisitions. Segment operating loss in the second quarter of 2017 was $1.6 million compared to operating income in the prior year of $4.9 million. The lower operating income was due to one-time items in the current year totaling $3.8 million, coupled with a one-time pension curtailment gain of $1.4 million in the prior year that did not recur, and reduced sales volume. Adjusted operating income in the second quarter of 2017 decreased to $2.2 million compared to $3.9 million in the prior year, primarily as a result of lower sales volume and negative product mix, and reflected segment adjusted operating margins of 9.4% compared to 14.1% in the prior year.

Specialty Chemicals segment revenue decreased to $15.2 million compared to the prior year of $19.8 million. Lower sales were attributable to the weakness in the energy and rail end markets, partially offset by increased sales from acquisitions. Segment level operating income in the second quarter of 2017 was $1.2 million compared to the prior year of $5.0 million, as a result of lower volume and an unfavorable (inaudible). The lower operating income was due to one-time costs in the current year of $400,000, lower volume, and a one-time pension curtailment gain of $3.4 million in the prior year that did not recur in the current period. Adjusted operating income in the second quarter of 2017 increased to $1.7 million compared to the prior year of $1.5 million, and marked a 310 basis point increase in segment adjusted operating margin to 10.9%, reflecting the benefits of restructuring, partially offset by lower volume.

Consolidated gross profit in the second quarter of fiscal 2017 was $35.7 million, a 12.5% decrease compared to the prior year of $40.8 million. Gross margin as a percentage of sales decreased to 44.5% compared to 48.8% in the prior period. The lower gross margin was driven by the negative impact of decreased sales and the absorption of fixed manufacturing costs, and the one-time cost in the current year, and the pension curtailment gain in the prior year that did not recur, partially offset by benefits from strategic initiatives to rationalize the Company’s global footprint and achieve cost savings through its procurement program.

Consolidated operating expenses increased 43% to $28.7 million or 35.8% of sales, compared to the prior year of $20.1 million or 24.0% of sales. Increased operating expenses were attributable to one-time expenses in the current year for restructuring and asset impairment, as well as the one-time pension curtailment gain in the prior year that did not recur.

Consolidated operating income was $7.0 million or 8.7% of sales, compared to $20.8 million or 24.8% of sales in the prior year. Adjusted operating income was $11.5 million or 14.4% of sales, compared to $14.1 million or 16.8% of sales in the prior year. Second quarter adjusted operating margin reflects relatively stable segment level operating margin, incremental independent company costs and investments made to integrate the business units compared to the prior year.

Consolidated net income for the second quarter was $3.8 million or $0.24 per diluted share, compared with net income of $13.0 million or $0.83 per diluted share in the prior year period. Adjusted for one-time items and a normalized tax rate, net income was $7.5 million or $0.48 per diluted share, compared to net income of $8.6 million or $0.55 per diluted share in the prior year. The lower adjusted net income was primarily attributable to the incremental independent company costs in the current year.

Our net debt at quarter end was $37.4 million and we closed the quarter with $35.0 million of cash on our balance sheet, and had $190.5 million of borrowing capacity on our revolving credit facility, providing ample flexibility to fund our growth and acquisition strategy.

Now, I’ll turn the call over to Chris Mudd.

Christopher Mudd:

Thanks, Gregg. I’d like to begin today by providing an update on our corporate-wide integration initiatives, followed by a report on the progress of our restructuring plan we have initiated in our Coatings, Sealants and Adhesives segment.

As we communicated previously, since the spinoff transaction, we have identified approximately $10 million to $11 million in annual savings, primarily through facility consolidations and our global procurement initiative, and we continue to make progress on these programs in our second quarter.

This was the first quarter that we produced all Jet-Lube Houston volume in our Rockwall facility. This came with some operational challenges as our Teams ramp up to full speed, and resulted in the $1.5 million increase in backlog that we plan to ship in the second half of our fiscal year. We did, however, see some of the cost savings associated with this initiative, as Joe mentioned, and as indicated by the higher adjusted margin rates reported in our Specialty Chemicals segment, despite this revenue headwind.

We continue to expect to achieve a $5.5 million savings run rate by April 1 of 2017, inclusive of the consolidation of Jet-Lube Canada. In addition, we will be ceasing manufacturing of lubes and greases at our Jet-Lube UK operation, instead using the UK facility to package and ship product. We expect this action to provide incremental benefits for our cost savings program and we will communicate expected cost savings as we get closer to completion.

Regarding our procurement programs, we remain confident in our ability to yield more than $2.5 million in annual savings as previously communicated.

Turning to our path to improve profitability in our Coatings business, we reached several additional milestones in the quarter. First, on our last call, we confirmed the closure of one of the two manufacturing facilities in Syracuse, New York. In the second quarter, we announced the intention to rationalize a second facility and we have since informed our second Syracuse, New York facility that it will be closed. This production will be moved to our facilities in Longview, Texas and Acworth, Georgia. This initiative is an important element to achieving the additional $2.5 million to $3.0 million in annual savings in our Coatings business by the end of the calendar year. Our Team is highly focused on this initiative and taking appropriate action to mitigate potential operational disruption and ensure a smooth transition.

Second, we continue to make progress toward the exit from our expensive toll manufacturing arrangement in Houston. This production will be moved to Longview, Texas and should be complete by the end of our third fiscal quarter.

Within our Coatings, Sealants and Adhesives unit, we have made a couple of key changes. As discussed before, we’ve been looking to penetrate new markets, and after careful consideration, we decided to restructure our salesforce. We hired new employees who can help us penetrate new markets through their previous relationships. In addition to this, we revised our salesforce compensation structure to make it more variable and incentivized cross-selling a product.

During our last call, we also discussed our sales diversification efforts, and as of last quarter, we were selected by four new customers in new end markets and we have begun to ship product to these new customers. In addition, in the fiscal second quarter, we were awarded a contract to supply railcar liners. While this contract is within rail and with a new end user, it marks a new product area for us which further enhances our portfolio mix. Importantly, feedback from the customer indicated that we were selected to provide this additional material for two reasons: first, Strathmore’s high quality existing product and second, the support of CSWI’s larger balance sheet which the customer noted de-risks purchases relative to Strathmore as a standalone company. Inclusive of this new contract, we have now generated more than $6.5 million of expected additional annual sales as a result of these efforts. In addition, we have increased our funnel of new diversified sales opportunities by approximately 40% since the end of our first fiscal quarter in 2017.

Turning to Specialty Chemicals, we were encouraged by the development of new lubricant business in this segment which will boost our revenues in the second half of this fiscal year. Our diversification efforts have resulted in new volumes into mining and steel productions in Latin America and Asia-Pacific regions. We are making progress with our efforts to sell existing lubricant product and new applications such as cement plants, steel production and power generation.

Next, I want to discuss some of the new sales we have generated and expect to grow through product development efforts. As we’ve discussed in the past, we have made significant R&D investments in the products over the last three years Smoke Guard. We have leveraged our capabilities to create a really unique and custom solution for customers. This investment in product innovation has generated significant demand from our customers and recently, we have completed large-scale projects which have facilitated open concept design through the utilization of Smoke Guard curtain. We are encouraged by the demand we have seen for these custom products and believe that this is a trend that will continue to grow. Building tenants are frequently looking to open up workspaces with creative building floor plans. Our solutions are allowing architects to accomplish this while maintaining fire code compliance and more importantly, enhance life safety.

This is a good anecdotal testament to product development opportunities to identify innovative solutions and leverage our CSWI platform to make meaningful improvements which will drive future growth. This runs parallel to our current strategy with AC Leak Freeze which we believe is the best HVAC sealant available. We expect our AC Leak Freeze product will be better positioned for significant growth through the investment that we have made for a new consumable application system. We were able to complete the design and testing phase of this new product and were able to launch it at the end of fiscal Q2. Our Marketing and Sales Team is beginning the education process as contractors begin to go into their off-season. We anticipate this product will be a strong contributor to next year’s summer cooling season.

Finally, I want to provide some additional color on our cross-selling opportunities. To elaborate a little more on this, while working with our customer who we spoke of before with the Smoke Guard large screen curtains, we noticed that they needed photoluminescent strips which go in the fire escape stairway and help people to see if there is reduced visibility. In doing so, we were able to increase our total product offering to them by selling both the smoke curtains and the luminescent strips.

As another example of cross-selling, we have also completely trained the Whitmore, Jet-Lube and Deacon Sales Teams on each of the products and that will enable us to capture more commercial synergy.

With that, I will turn it over to Joe for closing remarks.

Joseph Armes:

Thank you, Chris. In closing, we are focused on driving above market organic growth in our construction-related end market and navigating appropriately through challenged commodity related end markets, reducing costs and controlling what is within our ability to control.

Our broadly diversified portfolio and end market exposure provides stability under stressed market conditions as demonstrated in the second quarter. Our balance sheet remains strong and we are building a team to aggressively pursue our long-term strategic priorities.

Through these actions, we believe we are taking the right steps to manage through the current cycle and position the Company to deliver long-term sustainable value for our shareholders.

Thank you for your interest in CSW Industrials. Operator, we’re now ready to take questions.

Operator:

Thank you. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue and you may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star key.

Once again that is star, one to ask a question at this time. Our first question comes from the line of Jon Tanwanteng with CJS Securities. Please go ahead with your question.

Jon Tanwanteng:

Good morning guys, thank you for taking my question. Can you start with a little bit more detail on the timing and absolute dollar amounts of the cost reductions you expect over the rest of the year and maybe just to clarify, I heard you expect Jet-Lube and Whitmore to be completed in fiscal ’18 and I think I heard Chris saying April 1, 2017? I know April 1 is fiscal ’18 but I just want to make sure what I heard.

Greggory Branning:

Jon, this is Gregg. Yes, the savings that we expect for the balance of this year are what we talked about of roughly $1.5 million to $2.0 million and that’s primarily related to the Jet-Lube integration. So the total for the year, in addition to the $1.4 million we’ve already captured in the first half of the year, should put us somewhere around $2.9 million to $3.5 million of savings for that integration.

With respect to the procurement savings, as we talked before, that will roll into inventory before we will see it really hit our P&L, and so a lot of that is highly dependent on the turns (phon) at the given locations. So I think the safest thing right now is just to assume that $2.5 million, we’ll truly see all of it next year, next fiscal year, with some limited savings here in the back half. Because it rolls through inventory, it gets much harder trying to actually quantify the exact amount of savings that you get at any point in time, but we clearly will see a small amount of that this year.

Then finally, with respect to the restructuring in our CS&A segment, that, we expect to have completed by the end of this fiscal year for the full savings next year. So again, we would expect the full savings of all three initiatives to be roughly the $10 million to $11 million.

Jon Tanwanteng:

Right, so that run rate will be entering fiscal ’18.

Greggory Branning:

That’s correct. We should see the entire amount in fiscal ’18, obviously with a piece of that amount already having been captured in fiscal ’17, to where the incremental amount in fiscal ’18 will be less than the $10 million to $11 million but the full $10 million to $11 million will be there in fiscal ’18 on a run rate.

Jon Tanwanteng:

Got it, that’s helpful. Then just on the Specialty Chemicals segment, can you give me some more color on the demand there? I guess you did push out some volume from the transition but even if you add that back, there was a sequential decline. Should we assume that that is the trough quarter for revenue and (phon) margins there, or are there more headwinds from energy and rail to come?

Greggory Branning:

Again, this is Gregg. I think that we do at this point believe that that’s the trough quarter. If you look at our revenue in the quarter, it was $15.2 million. If we had not had the production issues that caused our backlog to grow $1.5 million, that would have put us at $16.8 million compared to the prior year of $19.8 million. If you then roll into Q3 of last year, we were at $18.1 million of total sales and we believe that we have hit that trough. But a lot of that also is dependent on what future market conditions come out of there.

Jon Tanwanteng:

Gregg, can you talk about the impairment a bit? I assume that’s from the closing of the facilities, Strathmore, just a bit more detail on that, number one. Number two, Joe or Chris, maybe talk about the overall growth expectations for the Coatings business given the continued pressure in rail or maybe discuss the balance between the railcar business and the growth of all these new end markets you’re after.

Greggory Branning:

Sure, this is Gregg again. On the impairments—so that was an impairment of our Strathmore trademark. It was driven as a result of the closure of the Syracuse facility. The accounting for asset impairments is extremely prescriptive and the result of the restructuring is what triggered us to have to look at whether or not we had any impairments. Typically, our measurement period on viewing impairments would be the fourth quarter of every fiscal year unless there is an event that causes you to need to look sooner, which obviously the restructuring did cause us to look at that. The trademark impairment is based on future revenues, and under US GAAP, assigns a royalty rate that has to be consistent with how it was originally set by the valuation firm. So with the lower overall market demand that’s out there and the fact that we are closing that facility, it caused us to take a $2.8 million impairment that was obviously non-cash. Assuming market conditions remain stable and the future of what we expect, we would not anticipate any further impairment for any of our intangibles.

Christopher Mudd:

Jon, this is Chris. Regarding the Coatings growth initiatives, as you know, historically our Coatings business, the largest end market was new railcars, new tank cars. So we have put a tremendous effort into diversifying our end market, and as I mentioned, we’ve had some success and this year we will actually generate $6.5 million of sales in new applications. In addition to that, we restructured our salesforce to make sure that we had the right team on the field that was going to get us into some new end markets that we believe will provide excellent demand for our existing products. So it’s really a two-pronged approach to grow our Coatings revenue, and as I mentioned, these efforts have increased our sales funnel, our pipeline of new sales opportunities by approximately 40%, so we’re very excited about our sales growth initiatives in the Coatings segment.

Jon Tanwanteng:

Okay, got it. Then just finally, on the industrial side, should we expect the same kind of growth going forward on a sequential basis given you’re entering a seasonally weaker quarter in terms of HVAC sales?

Greggory Branning:

This is Gregg. I want to be crisp on that. We would expect continued year-over-year growth like we’ve seen thus far this year. But again, Q3 sequentially is our lowest quarter so it will definitely be down versus our Q2 fiscal 2017. But if you look at Q3 fiscal ’17 versus Q3 fiscal ’16, we would fully expect those end markets and our sales in those end markets to see the same type of growth that we saw in Q2 over the prior year.

Jon Tanwanteng:

Okay, got it. Then just one final question for Gregg, what went into that other income amount? Is that any recurring at all or you got any more detail on that?

Greggory Branning:

Yes, so the other income is primarily FX gains. You will likely recall, last quarter we spoke about how we protected some cash that was sitting over in the UK, and prior to Brexit, we moved that cash from pound sterling to US dollars. As the pound sterling has continued to depreciate to the dollar, that triggered some of the gain there. That’s the bulk of the gain is (inaudible) cash related.

Jon Tanwanteng:

Given currency moves, I could assume there’ll probably be a little bit more in Q3?

Greggory Branning:

Likely yes. I mean that’s something that the way that the US GAAP works is that you’re not allowed to treat that under normal (inaudible) accounting so it gets marked to market every quarter.

Jon Tanwanteng:

Okay Gregg, I’ll jump back in queue, thanks.

Greggory Branning:

Thanks Jon.

Operator:

Thank you. Our next question comes from the line of Liam Burke with Wunderlich Securities. Please go ahead with your question.

Liam Burke:

Thank you. Good morning Joe, good morning Chris, good morning Gregg.

Male Speakers:

Good morning Liam.

Liam Burke:

Joe, you’ve had a lot of success or early success diversifying your product base either with new products on the R&D side as you mentioned and industrials and looking at adjacent market or new uses for existing products. How is the margin profile of these in either adjacent markets or new applications?

Joseph Armes:

You know, they’re actually very strong. We’re looking, always looking at opportunities to actually improve our margins and so one of the kind of metrics that we look at, whether it be acquisition or new products, is can we grow our margin. So far, that has been the case. Now that has also limited our ability to do acquisitions and our discipline there has been seen the last few quarters where we haven’t announced an add-on acquisition. Part of that is because we do not want to diminish our margin profile. We feel like that sets us apart from other comps in the market and that’s something we’re pretty jealous about.

Liam Burke:

Just touching on acquisitions then, understanding that you’ve got limited resources either on the new product introductions or acquisitions, how is the pricing or competitive environment and how does that affect your pipeline? If the right one came along or if the right type of business presented itself?

Joseph Armes:

Right, well we certainly have the financial flexibility to do bolt-on acquisitions. We have the bandwidth from a Management standpoint. We would love to do a couple of add-on acquisitions here in the back half. Having said that, the marketplace is still pretty frothy, a lot of capital available. We have been outbid on several opportunities that we thought were very attractive but our return hurdles remain the same. So the pipeline is good. The opportunity set in front of us is pretty robust but we narrow that field by having a kind of margin profile that we require, our growth profile, all the metrics that we require, and then of course, a pretty high hurdle rate on returns. So opportunities are out there but as we sit here today, we don’t have anything to report because valuations have just not been to our liking.

Liam Burke:

Great, thank you Joe.

Joseph Armes:

You bet.

Operator:

Thank you. We’ve received the end of our question-and-answer session. I would like to turn the floor back over to Management for any closing comments.

Joseph Armes:

Great. Again, thank you everyone for joining us. We really appreciate your interest in CSW Industrials and I also want to take this opportunity to thank all my colleagues at CSW Industrials as we continue to serve our customers and to steward well the capital entrusted to us by our shareholders. Thank you everyone.

Operator:

Thank you. This concludes the conference. You may disconnect your lines at this time and thank you for your participation.